111 West Monroe Street Chicago, Illinois 60603-4080 T 312.845.3000 F 312.701.2361 www.chapman.com

February 26, 2021

First Trust Exchange-Traded Fund IV

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	First Trust Exchange-Traded Fund IV

Ladies and Gentlemen:

We have served as counsel for the First Trust Exchange-Traded Fund IV (the “Trust”), which proposes to offer and sell shares of its series (the “Shares”), FT Cboe Vest S&P 500® Dividend Aristocrats Target Income ETF (the “Fund”), in the manner and on the terms set forth in Amendment No. 180 and Post-Effective Amendment No. 178 to its Registration Statement on Form N-1A filed on or about February 26, 2021 (the “Amendment”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be issued from time to time in accordance with the Trust’s Amended and Restated Declaration of Trust, dated June 12, 2017, and the Trust’s By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

February 26, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-174332) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,
/s/ Chapman and Cutler llp
Chapman and Cutler llp